Exhibit 99.1

FOR IMMEDIATE RELEASE

3M Completes Acquisition of CUNO Incorporated

ST. PAUL, Minn. & MERIDEN, Conn.—Aug. 2, 2005—3M (NYSE:MMM) completed its acquisition of CUNO Incorporated (Nasdaq:CUNO) after CUNO’s shareholders voted in favor (i.e., 72.5 percent of CUNO’s outstanding shares) of the all cash transaction for $72 per share in a special shareholders meeting held earlier today.

CUNO, a subsidiary of 3M with its headquarters in Meriden, Conn., designs, manufactures, and markets a comprehensive line of filtration products for the separation, clarification, and purification of fluids and gasses. 3M and CUNO expect to take advantage of CUNO’s expertise in liquid filtration and 3M’s complementary capabilities in air filtration, along with its broad presence in markets where demand for filtration solutions is growing, to serve customers around the world more effectively.

About CUNO - A Market Leading Filtration Company

CUNO is a leader in the design, manufacture, and marketing of a comprehensive line of filtration products for the separation, clarification, and purification of fluids and gasses. Its proprietary products include uses in the healthcare, industrial, and drinking water markets. CUNO operates manufacturing facilities in the United States, Brazil, Mexico, France, Japan, Australia and China, and has sales offices throughout the world.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the company’s 67,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

3M, Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

Contact:

Media Contact:
3M
Donna Fleming, 651-736-7646
or
CUNO Incorporated
Frederick C. Flynn, Jr., 203-238-8847
or
Investor Contacts:
3M
Mark Colin, 651-733-8206
or
Bruce Jermeland, 651-733-1807
or
CUNO Incorporated
Frederick C. Flynn, Jr., 203-238-8847